Exhibit 99.1

100 Wall Street
Suite 1600
New York, NY  10005

To the Holders of:

NOTICE OF CALL WARRANT EXERCISE ON UNDERLYING SECURITIES:

 STRATSSM Trust for Boeing Securities, Series 2004-1, the Trust
Class A-1 CUSIP: *863110201
Class A-2 CUSIP:  *863110AA0*
Please forward this notice to all beneficial holders.

U.S. Bank Trust National Association serves as trustee (the “Trustee”) for the above-referenced Trust (the “Trust”) formed pursuant to the terms of the Base Trust Agreement dated as of September 26, 2003 as supplemented by the Series Supplement Series 2004-1 , dated as of     January 23, 2004 (collectively, the “Trust Agreement”) by and between Synthetic Fixed-Income Securities, Inc., (the “Depositor”) and the Trustee.  Capitalized terms used herein have the meanings set forth in the Trust Agreement.  The assets of the Trust include the following securities (the “Underlying Securities”):

$30,000,000 principal amount 6.625%
Debentures due February 15, 2038
CUSIP No.   097023AS4 (issued by The Boeing Company)

The Call Warrant Holder has given notice to the Trustee to exercise 30 Call Warrants for the purchase of $15,000,000 of the Underlying Securities  held by the Trust, and agrees to make payment equal to the Warrant Exercise Purchase Price for  the Underlying Securities being purchased pursuant to the exercise of the Call Warrants, which includes accrued and unpaid interest to and including the Warrant Exercise Date, determined to be June 11, 2010 the (“Warrant Exercise Date or “Redemption Date”).

THE EXERCISE OF THE CALL WARRANTS IS CONDITIONAL UPON RECEIPT BY THE TRUSTEE OF THE WARRANT EXERCISE PURCHASE PRICE ON THE WARRANT EXERCISE DATE.  THERE CAN BE NO ASSURANCE THAT THE CALL WARRANTS WILL IN FACT BE EXERCISED ON THE WARRANT EXERCISE DATE.

If the Trustee receives the Warrant Exercise Purchase Price by 11:00 a.m. (New York City time) on the Redemption Date, then (i) the Class A-1 Certificates issued by the Trust will be partially redeemed on the Redemption Date at a price of 100% of the Stated Amount of the Class A-1 Certificates to be redeemed plus accrued and unpaid interest to the Redemption Date (a total redemption price of $25.00 per Class A-1 Certificate to be redeemed of this $25 represents re-payment of principal and $0.483333333 represents accrued but unpaid interest) and (ii) the Class A-2 Certificates will be partially redeemed on the Redemption Date by payment of accrued and unpaid interest on the Notional Amount of the Class A-2 Certificates to be redeemed to the date of redemption, plus the Make Whole Amount (a total redemption price of $73.02330333 per thousand).  If the Trustee does not receive the Warrant Exercise Purchase Price, then (i) the Certificates issued by the Trust will not be partially redeemed and will continue to accrue distributions as if no exercise notice had been given and (ii) the Call Warrant Holder may elect to deliver a conditional notice of exercise in the future.

U.S. Bank Trust National Association, as Trustee

Dated:   May 27, 2010

cc:   Moody’s Investors Service Inc.
        Standard & Poor’s Rating Services
        New York Stock Exchange
        Synthetic Fixed-Income Securities, Inc.

*U.S. Bank shall not be held responsible for the selection or the use of the CUSIP number, nor is any representation made as to its correctness indicated in this notice.  It is included solely for the convenience of the holders.